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                                                                  EXHIBIT 10.102


                              DEVELOPMENT AGREEMENT
                                  (STUDIO CITY)

        This DEVELOPMENT AGREEMENT (the "Agreement") is executed as of December 23, by and between SUNRISE DEVELOPMENT, INC., a Virginia corporation ("Developer") and AL U.S./STUDIO CITY SENIOR HOUSING, L.P., a California limited partnership ("Owner").

                                    RECITALS

        A. Owner desires to own and develop an assisted living project (the "Facility") to be located in LaPalma, California, as more particularly described on Exhibit A (the "Site");

        B. Owner wishes to engage Developer for certain acquisition, zoning, site plan approval, development, design and construction management services with respect to the Facility and Developer desires to provide such services, pursuant to the terms set forth herein.

        C. The costs of construction of the Facility will be paid in part from the proceeds of a construction loan (the "Loan") made to Owner by GMAC Commercial Mortgage Corporation ("Construction Lender"). The Loan will be made pursuant to a Loan Agreement by and between Owner and Construction Lender (the "Loan Agreement"), will be evidenced by a certain Promissory Note of even date therewith, and will be secured by a certain Deed of Trust encumbering the Site.

        NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
              APPOINTMENT OF DEVELOPER; TERM; AUTHORITY; PERSONNEL

        1.01 Appointment of Developer. Owner hereby appoints Developer and Developer hereby accepts appointment, subject to the terms and conditions of this Agreement, as development agent to provide certain acquisition, zoning, site plan approval, development, design and construction management services with respect to the Facility, and to develop the Facility in accordance with the "Development Plan" (as defined in Section 2.04 below), within the time specified in the "Progress Schedule" (described in Section 2.04 below) and the terms and conditions of this Agreement. Developer shall exercise commercially reasonable and diligent and good faith efforts, skill and judgment in the performance of its obligations. Developer shall act as Owner's representative with respect to all aspects of the development of the Facility and shall use reasonable and diligent efforts to comply with and perform all obligations of Owner under any agreements affecting the Facility (excluding funding obligations, other than as set forth in Section 2.07) and, generally, to execute and implement the activities and directions contemplated in the Development Plan.


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        1.02 Term. This Agreement shall begin upon execution by the parties and continue until Developer completes its services hereunder and is paid in full therefor (the "Term"), unless this Agreement is sooner terminated pursuant to the terms hereof.

        1.03 Authority of Developer; Evidence of Authority.

                (a) Developer shall have full power and authority, acting alone or through others, in the exercise of its reasonable business judgment, to take all actions on behalf of Owner necessary or appropriate to perform its duties under this Agreement, but only to the extent consistent with this Agreement and confirmed and authorized in an applicable approved Development Plan, related "Development Budget" (as defined in Section 2.04(b)) or as otherwise specifically approved or directed in writing by Owner.

                (b) Owner shall execute and provide Developer with such written confirmation of Developer's authority as Developer may from time to time request of Owner. Developer is authorized and empowered by Owner to execute and deliver in the name and on behalf of Owner all documents and instruments necessary in order to perform its duties with respect to the development, construction and management of the Facility in accordance with this Agreement.

        1.04 Employees. All persons employed by Developer in connection with the services to be rendered hereunder shall be Developer's employees or independent contractors, and shall not be the employees or agents of Owner. Developer shall be solely responsible for the salaries of its employees and any employee benefits, including, without limitation, wages, worker's compensation benefits, employment and social security taxes and fringe benefits, to which Developer's employees may claim to be entitled. Developer shall fully comply with all applicable laws and regulations having to do with worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. Developer represents that it is and will continue to be an equal opportunity employer.

        1.05 Personnel. Developer shall at all times provide such experienced personnel as are reasonably required to carry out the obligations of Developer under this Agreement, including, without limitation, (a) the services of William
D. Shields, Mark Owens (in the Eastern portion of the U.S.) and Chris Tatum (in the Western portion of the U.S.) and/or their respective successors with Developer, which successors shall be reasonably satisfactory to AEW Senior Housing Company, LLC ("AEW")(acting on behalf of Owner), and (b) the active participation of management and financial personnel necessary and qualified to perform Developer's obligations under this Agreement.

        1.06 Compliance. Developer shall at all times exercise reasonably diligent efforts to ensure that the acquisition, development and construction of the Facility and all activities with respect to the Facility shall be conducted in material compliance with all applicable laws and regulations. Developer shall maintain in good standing during the term of this Agreement any and all material licenses required to perform its obligations under this Agreement.


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        1.07 Overall Standard of Care. Developer shall at all times perform the duties and undertake the responsibilities set forth in this Agreement, exercising its commercially reasonable skill and judgment in furthering the interests of Owner and using diligent efforts at all times in the performance of obligations. Developer shall exercise diligent efforts to ensure the proper protection of and accounting for the Facility and all proceeds thereof, shall deal at "arms-length" with all third parties and, except with the prior written approval of Owner or otherwise as authorized under the provisions of this Agreement (including the Development Budget approved hereby), shall not make any payment to or enter into any arrangement with any "Affiliate" (defined below) (except on commercially reasonable terms, with an Affiliate possessing competitive skills and qualifications) and shall otherwise serve the best interests of Owner at all times. Notwithstanding the foregoing, Owner acknowledges that Developer shall not be liable for any failure to perform under this Agreement if and to the extent that Developer is unable to perform based upon Owner's unwillingness or inability to advance required funds or execute required documents for such purposes. For purposes of this Agreement, the term "Affiliate" shall mean with respect to any person, (i) any person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person, or (ii) any person in which such person has a twenty-five percent (25%) or more beneficial interest or as to which such person serves as trustee or general partner or in a similar fiduciary capacity. A person shall be deemed to control a person if it owns, directly or indirectly, at least twenty-five percent (25%) of the ownership interest in such person or otherwise has the power to direct the management, operations or business of such person. The term "beneficial owner" is to be determined in accordance with Rule 13d promulgated by the SEC under the Securities Exchange Act of 1934.

        1.08 CalPERS Responsible Contractor Program Policy. Notwithstanding anything to the contrary in this Agreement, Developer, in contracting for goods and services on behalf of Owner, shall comply with CalPERS' objectives and then-current policies regarding the selection of responsible contractors. Developer shall also use reasonable efforts to insure that any developer/contractor of the Facility complies with CalPERS' objectives and then-current policies regarding the selection of responsible contractors. A copy of CalPERS' current objectives and policies regarding responsible contractors is attached hereto as Exhibit D. In each instance, such compliance shall include, but not be limited to, complying with CalPERS' reporting requirements regarding such efforts.


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                                   ARTICLE II
                         DUTIES AND RIGHTS OF DEVELOPER

        2.01 Approval of Site. Prior to the execution hereof, Developer has presented the Site to Owner for approval. Developer presented to Owner information that Owner required to make a determination whether to grant preliminary approval. The materials included financial projections, market analysis, a development cost budget, pro forma operating budget and other materials deemed necessary by Owner. In addition, Developer made available to Owner all appropriate employees as needed during Owner's investment review. Owner granted preliminary approval prior to the date hereof. The Facility has obtained all necessary zoning approvals, permits and entitlements; an environmental site assessment has been obtained and submitted to Owner, and all major contracts (such as construction contracts) are either executed or in final form. Owner has reviewed the additional information and hereby gives its final approval of the Facility. Nothing contained in this Section 2.01 shall derogate from, alter or amend in any way, or be deemed a waiver by AEW of, any of the representations and warranties made by Sunrise Assisted Living Investments, Inc. ("SALII"), an Affiliate of Developer, in that certain Limited Liability Company Agreement of even date herewith, by and between AEW and SALII (the "LLC Agreement"), and to the extent that any of such representations and warranties address any of the matters addressed in this Section 2.01, such representations and warranties shall control.

        2.02 Ownership of Site. Developer caused title to the Site to be conveyed to Owner.

        2.03 Site Development Services. As of the date hereof, the Site has received final zoning approval for the construction of the Facility. Such approval was the result of Developer's efforts to obtain the required rezoning of the Site to a zoning classification (or approved special exception or similar waiver) such that the Facility may lawfully be constructed on the Site. In addition, Developer shall exercise reasonable and diligent efforts to make all requisite arrangements with public and/or private utilities to ensure that water, sewer, electric, gas and other utilities, in appropriate capacities, will be available to serve the Facility. Developer shall maintain and preserve all entitlements required for the intended occupancy, use and operation of the Facility.

        2.04 Required Plans; Budgets and Reports.

                (a) Developer's Responsibility. Developer shall be responsible for the preparation of plans, budgets and reports as specified in this Section 2.04.

                (b) Development Plan.

                        (i) Developer has prepared and Owner has approved with respect to the Facility the final development plan (the "Development Plan") described herein.

                        (ii) The Development Plan includes (A) building and site plan drawings in their state of development as of the date hereof, (B) a construction and development


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budget (the "Development Budget") for the Facility setting forth in detail on a line item basis the "hard" and "soft" cost of constructing the contemplated improvements for the Facility (the "Project Costs"), a copy of which is attached hereto as Exhibit C, which includes, among other things, reserves for construction period interest and for operating deficits, and (C) a "Progress Schedule" for the Facility which sets forth the anticipated dates for starting and completing the various stages of development, construction and leasing of the Facility, attached hereto as Exhibit F. Owner hereby acknowledges receipt of the Development Plan. If the Construction Lender requires any revisions to the Development Budget, Owner and Developer shall cooperate in making such revisions and shall mutually approve the modification required.

                        (iii) Developer shall provide supportive information with respect to the Development Plan as Owner may reasonably request. Developer may propose modifications to the Development Plan and submit such modifications to Owner from time to time. There shall be no material changes to the Development Plan without the prior written approval of Owner, nor shall there be any increases in the Development Budget or extensions of the Progress Schedule except to the extent such increase or extension is directly attributable to a modification to the Development Plan approved by Owner (provided that if Owner directs Developer to modify the Development Plan to correct a failure of the Development Plan to comply with all applicable laws or to include all items necessary for the proper execution and completion of the Facility by the Contractor pursuant to the construction contract, then no increase to the Development Budget or extension of the Progress Schedule shall result). A "material change" is one that substantially changes the design, appearance, operation or the unit count of the Facility, or the revenues to be derived therefrom. Developer shall have the right, without further consent or approval but subject to the terms of this Agreement, to delay construction if such delay is not greater than fourteen (14) days and shall not affect the scheduled date for the completion of improvements or any commitment to the lender or other third party. Developer shall not otherwise revise the Progress Schedule except as specifically set forth in this subsection. Developer shall not be liable to Owner for any loss, cost or expense arising out of modifications to the Development Plan, including changes in the Development Budget or the Progress Schedule, unless and to the extent that such changes were the result of Developer's failure to perform its obligations in the manner required in this Agreement.

                        (iv) Developer shall use reasonable and diligent efforts to avoid causing total actual costs to exceed the Development Budget in total. All expenses shall be charged to the proper budget line item or accounting category. Developer shall provide monthly reports, as set forth herein, of actual costs on a line item basis. Developer shall have the right to re-categorize expenses within the Development Budget due to Developer's overall guaranty provided in Section 2.07 below.

                (c) Reports. Developer shall prepare and furnish to Owner periodic reports as set forth on Exhibit H.

                (d) Additional Support. Developer shall, at Owner's request, provide copies of disbursement records, copies of invoices, copies of all paid bills and such other supporting documentation as Owner may reasonably require.


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        2.05 Design and Construction Management Services. Developer shall provide the following design and construction management services to Owner:

                a. Make available at the architect's office for Owner's review and approval, overall design plans and drawings in their current state of development. After approval of such plans and drawings, Developer shall oversee the preparation of final architectural and construction plans, which shall be made available to Owner for its review. Owner's approval of the final plans and specifications shall not be required if such plans and specifications reflect the drawings previously approved by Owner and are for a typical Sunrise facility. Promptly following review of such plans, specifications and drawings, Owner shall provide its written approval (if required) of such plans, specifications and drawings which, thereafter, shall be referred to herein as the "Approved Plans." If Owner's approval is required, and Owner does not provide specific objections to the final plans and specifications within thirty (30) days of Owner's receipt thereof, then Owner shall be deemed to have approved the same. There shall not be a material change (as defined in Section 2.04(b)(iii)) to the Approved Plans without the prior written consent of Owner. Owner and Developer acknowledge that changes to the Approved Plans are likely to be required as the development of the Facility proceeds; provided, however, that Owner's prior approval of any material changes shall be required.

                b. Provide and/or coordinate with third-party architects and engineers all necessary architectural services for the Facility, including architectural, structural, mechanical, electrical and plumbing/fire protection engineering services.

                c. Coordinate preparation of all design development documents, including all architectural, structural, electrical, mechanical and plumbing plans and specifications necessary for the construction of the Facility.

                d. Coordinate all civil engineering services required for the Facility as well as all services necessary for approval, acceptance and securing construction permits from appropriate federal, state and/or local governmental authorities having jurisdiction over the site.

                e. Prepare all construction bid documents, secure bids from the general contractor, and negotiate the terms of the construction contract. Owner has reviewed and approved Developer's standard form of construction contract. After Owner has approved the terms of the construction contract, Developer shall have the authority to execute the construction contract as agent for Owner. Owner's approval shall not be required if the


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                        proposed construction contract is on Developer's
                        standard form, without material revisions and the business terms are within the budget limitations contained in the Development Budget. The construction contract shall obligate the Contractor to provide materials and performance of all trades for the Facility (including all on and offsite improvements) customarily included within an inclusive general contractor's agreement for a "fixed price" or "guaranteed maximum price" not in excess of that set forth in the Development Budget. If the architect's contract and general construction contract have not been executed prior to the date hereof, or if the architect or general contractor has not been retained by Developer on at least three (3) projects substantially similar to the Facility within the previous twenty-four (24) month period, such architect or contractor and/or the applicable contract, as the case may be, shall be subject to Owner's reasonable approval.

                f. Develop and review critical path schedules and updates and assist the general contractor in developing the project schedule and updates.

                g. Discuss and review with the general contractor its means and methods of construction.

                h. Discuss and review with the general contractor permitting, approval and licensing issues and requirements necessary to complete and open the Facility, and obtain (or cause the general contractor to obtain) all required permits.

                i. Perform construction management and cost control services, including assisting Owner in approving the prices for construction, equipment, finishes and furnishings, and making recommendations to Owner regarding change orders, extensions of time and increases or decreases in the contract sum.

                j. Inspect, approximately every two (2) weeks, the progress of the construction of the Facility, and request the inspecting architect to certify once each month those matters covered by a standard AIA Request for Payment form. Developer shall advise Owner if any condition becomes known to Developer that would cause the Facility not to be in compliance with the foregoing.

                k. Request that the architect confirm that such construction is or is not being carried out substantially in accordance with the Approved Plans.

                l. Confirm that construction is being carried out consistent with the final approved Development Plan and within the time allocated under the Progress Schedule.


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                m.      Document and process changes, review and scrutinize
                        costs for changes.

                n. Direct the architect to monitor percentage of completion of the construction to enable Owner to calculate that at each stage of the construction process there are sufficient remaining funds within the Development Budget to complete the Facility in accordance with the Development Plan.

                o. Evaluate all submissions for payment by the general contractor, and monitor and evaluate construction progress and make recommendations to the general contractor and Owner as deemed necessary.

                p. Assist in the resolution of critical issues impacting the progress of work, and monitor architectural supplemental instructions and requirements for information.

                q. With assistance from the project architect, provide quality control and the early detection of defects in workmanship.

                r. Review punch list items and assist in the close-out of the project.

                s. Coordinate the opening date for the Facility with the contractor and the Facility's manager (the "Manager").

                t. Provide updates to Owner and obtain updates (or such certifications as Developer is contractually entitled
                        to) from the Contractor and/or the architect, at Owner's reasonable request from time to time, as to any of the above matters.

Developer's engagement hereunder shall be as an independent contractor only, and except as expressly set forth herein, Developer shall have no right or authority to commit or obligate Owner in any manner whatsoever. Owner acknowledges that Developer's inspection and monitoring obligations required pursuant to this
Section 2.05 do not constitute or otherwise result in Developer being a guarantor of the design or installation of work conducted in connection with the construction of the Facility and/or the cost thereof, provided, however, such acknowledgment by Owner does not in any way relieve, release or otherwise exonerate Contractor from obligations under the construction contract or Developer from performing its obligations hereunder or Developer's liabilities for failing to perform its obligations in the manner required hereunder.

        2.05A Draw Requests. Developer shall review and submit to Construction Lender (with a copy to Owner), on a monthly basis, all requests for payment made under any contracts or agreements with respect to the development and construction of the Facility, or for any labor, materials or services furnished to the Facility in connection with the construction of


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improvements, all of which requests for payment shall be made on the standard form AIA Construction Draw Request or such other form of draw request approved by Construction Lender. All such documents for payment shall include lien releases in any statutorily required form and otherwise in form and content satisfactory to Construction Lender. The architect shall determine whether such labor, materials or services have been supplied and completed in accordance, and otherwise consistent, with the Approved Plans, and with the contract or agreement pursuant to which such labor, materials or services were supplied. The architect shall certify to Owner that the amounts due pursuant to the construction contract or relevant agreement relate to the labor, materials, services and work for which payment has been sought and that such work has been completed in accordance with such governing contract or agreement. Developer shall provide such evidence as Owner deems reasonably necessary to confirm that the requested payment is due. To the extent Construction Lender is not obligated to advance funds, Owner shall provide the funds requested in each monthly draw request within ten (10) business days following receipt of the request and all accompanying documents described above. When the Facility has been substantially completed in accordance with all plans and specifications, permits, laws, rules and regulations and is ready for occupancy by residents (other than any punch list items and subject to appropriate licensing, which is Manager's responsibility), regardless of whether any residents have actually entered into leases or are in occupancy, Developer shall obtain, on behalf of Owner, a Certificate of Substantial Completion from the Facility design architect or the architectural consultant designated by Owner (which certification Owner may secure should Developer fail to do so). During the course of construction and following such substantial completion, Developer shall, subject to the prior written approval of Owner, negotiate final settlements with the general contractor and, if any mechanic's, materialmen's or similar lien is filed with respect to all or any portion of the Facility, take (or cause the general contractor to take) such action as is necessary or appropriate to contest or settle and discharge such lien or to remove the same by bonding or otherwise removing such lien with funds provided by Owner (or, if applicable, by Developer pursuant to Section 2.07) in accordance with this Agreement. Developer shall enforce all warranties, representations and guarantees of the architect, contractor and subcontractors, suppliers and materialmen, and all other persons furnishing supplies, materials, equipment, or services in connection with the construction or equipping of the Facility, with respect to any defects in the construction of improvements or the installation or operation of any fixture or equipment therein known or discovered by Developer after diligent investigation in accordance with the standards of this Agreement. Developer shall institute, commence and prosecute all such legal actions and suits as may be necessary or required in connection with the construction of the Facility and cause Owner to be defended in connection with any legal action or suit commenced against Owner with funds provided by Owner. Any and all decisions with respect to the prosecution and defense of such actions shall be made by Owner; provided, however, that if Developer has paid any funds pursuant to its guaranty under
Section 2.07, then to the extent any such legal action may result in recovery of any such guaranty payments, Developer shall bear the expense of such litigation, Developer shall be solely in control of such litigation, and Developer shall be entitled to all the proceeds recovered in such litigation, unless the Owner has been named as a defendant in such suit, and more than $100,000 is claimed in damages against Owner (in which case Owner and Developer shall cooperate in such litigation). If the net recovery, after all costs incurred in


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connection with such litigation, exceeds the guaranty payments, then Owner shall be entitled to such excess.

        2.06 Expenses. It is expressly understood that it is Owner's responsibility to provide any and all funds needed for Developer to perform the development, design and construction management services described in Section 2.05, as set forth in the Development Budget. Owner shall also be solely responsible for payment to all third-parties (i.e. engineers, attorneys and consultants) as set forth in the Development Budget.

        2.07 Guaranty of Cost and Completion.

                (a) In consideration of the Development Guaranty Fee to be paid to Developer pursuant to Section 3.03 below, Developer hereby absolutely and unconditionally guarantees to Owner that (i) the actual total cost of the completed Facility (including fees, soft costs and construction period interest but excluding construction period interest, if any, computed at a rate in excess of seven percent (7%) per annum except to the extent that such excess is due to any default under the Loan arising from or relating to any default by Developer or any of its Affiliates under this Agreement or the Loan Agreement, will not exceed the total amount of Project Costs stated in the Development Budget (as the same may be amended with the mutual consent of the parties and (ii) on or before the final completion date set forth in the Progress Schedule, the Facility will be fully completed (as evidenced by an Architect's Certificate of Substantial Completion, together with the completion of any punchlist items) without any mechanics' or materialmen's liens by any contractor or other party supplying labor or materials to the Facility (the "Guaranteed Obligations"). Developer's Guaranteed Obligations with respect to construction period interest shall terminate and its Guaranteed Obligations with respect to the scheduled completion date shall be satisfied upon the issuance of a certificate of occupancy (sufficient to permit the occupancy, use and operation of the Facility) for the Facility (although the foregoing in no way diminishes Developer's obligations to fully complete all work and to make payment in full therefor). Subject to Section 2.07(g) below, if the actual total cost incurred to complete the Facility (as determined above) exceeds the total Project Costs set forth in the Development Budget, Developer shall, upon ten (10) days written notice from Owner, pay over such excess to Owner. Owner acknowledges that the costs of paying salaries of employees of the Facility prior to its opening to the public are included in the Development Budget. If Manager determines that it is in Owner's best interests to hire certain employees earlier than contemplated by the Development Budget, then excess costs incurred by such early hiring shall be excluded for purposes of calculating total Project Costs. Likewise, any increased costs due to Owner-requested changes to the Approved Plans shall not be included in actual Project Costs for purposes of this guaranty. In addition, the completion date set forth in the Progress Schedule may be extended on a day-to-day basis, not to exceed thirty (30) days, due to delays caused by third parties which are beyond Developer's reasonable control (for example, delays in local governmental inspections which result in construction delays). Developer shall document such delays promptly after they occur. Any payments made by Developer in satisfaction of its obligations under this completion guaranty shall be made by Developer to Owner free of any obligation by Owner to repay such amounts. If and to the extent that construction of the Facility is delayed or prevented, or the costs of construction are increased, as a result of an event of Force


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Majeure (as defined in Section 8.04 below), Developer shall not be liable for loss, damage, increased costs or delay by reason thereof. In such case, the excess costs so incurred for performance of the Guaranteed Obligations shall be added to the Project Costs in determining Developer's performance of such obligation.

                        (b) Developer shall continue to be liable pursuant to this Section 2.07, and the provisions hereof shall remain in full force and effect notwithstanding: (i) any partial release of Developer from any liability with respect to the Guaranteed Obligations or any portion thereof; or (ii) Owner's enforcement of or failure to enforce its rights under this Section 2.07 or under any other guaranty.

                        (c) Developer's liability pursuant to this Section 2.07 shall continue until the full and complete satisfaction of the Guaranteed Obligations, and shall not be reduced by virtue of any partial payment or performance by Developer of any amount due or other obligation to be performed under the Development Agreement or by Owner's recourse to any collateral, security, or other guaranty except as the same shall be applied to reduce the amount of the Guaranteed Obligations then outstanding.

                        (d) Developer hereby waives, to the extent permitted by law: (i) all notices to Developer or to any other person, including, but not limited to, notices of the acceptance of the provisions of this Section 2.07, or the creation, renewal, extension or modification of the Guaranteed Obligations, or of default in the performance of the Guaranteed Obligations (or any portion thereof) and enforcement of any right or remedy with respect thereto or notice of any other matters relating thereto; and (ii) diligence and demand of performance. Moreover, Developer agrees that its obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

                        (e) Developer's performance of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Developer's liability for that portion of the Guaranteed Obligations which is not performed. Without in any way limiting the generality of the foregoing, in the event that Owner is awarded a judgment in any suit brought to enforce Developer's covenant to perform a portion of the Guaranteed Obligations, such judgment shall in no way be deemed to release Developer from its covenant to perform any portion of the Guaranteed Obligations which is not the subject of such suit.

                        (f) The Development Budget shall not be amended without the consent of Construction Lender (if such consent is required); however, an amendment without the consent of the Construction Lender shall not affect the obligations of the Developer to Owner as provided in this Section 2.07. If and to the extent that Developer's direct obligations to the Construction Lender pursuant to any separate guaranty which Developer may, for Owner's benefit, provide to Construction Lender, exceed Developer's obligations hereunder (for example, by not providing a maximum interest rate for which Developer is liable), then, upon final completion of the Facility and Owner's satisfaction that the Guaranteed Obligations have been fulfilled, to the extent Developer shall have made any payment to Construction Lender which


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exceeds Developer's liability to Owner hereunder, Owner shall promptly reimburse
Developer for such excess.

                        (g) Notwithstanding anything to the contrary herein, Developer's obligations hereunder shall be subject to Section 6 of that certain Master Agreement of even date herewith among Developer, Manager and AEW (the "Master Agreement").

        2.08 Representations and Warranties. Developer represents and warrants to Owner as follows:

                (a) Developer has obtained or will in due course obtain all required governmental permits and approvals which are necessary for the commencement of construction of the Facility and will obtain all additional governmental permits and approvals which are necessary in connection with the construction of the Facility. The Facility will be developed in accordance with all applicable laws, including, without limitation, all building codes, rules and regulations and all requirements of the Board of Fire Underwriters.

                (b) Developer is not aware of any fact or circumstance that would prevent or materially increase the cost of the development, ownership and operation of the Facility for its intended purpose.

                (c) Developer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has full corporate power and authority to enter into this Agreement and is duly qualified or licensed to do business as a foreign corporation in the state in which the Facility is located.

                (d) Developer has full power and authority to enter into this Agreement and to carry out its obligations set forth herein. Developer has taken all action required by law, its articles of incorporation, its bylaws or otherwise to be taken to authorize the execution and deliver of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of Developer enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

                                   ARTICLE III
                            DEVELOPER'S COMPENSATION

        3.01 Zoning Fee. The Zoning Fee shall equal three-quarters of one percent (0.75%) of the total budgeted Project Costs of the Facility (other than land acquisition costs). The Zoning Fee shall compensate Developer for its efforts in obtaining the approval of the appropriate zoning, special use permit or other local approvals with respect to the Site, to permit the construction of the Facility thereon. All services to be performed by Developer in connection with the Zoning Fee shall have been fully performed and completed upon issuance of final zoning and other local governmental approvals for construction of the Facility.

        3.02 Site Approval Fee. The Site Approval Fee shall equal three-quarters of one percent (0.75%) of the total budgeted Project Costs of the Facility (other than land acquisition costs). The Site Approval Fee shall compensate Developer for its services in obtaining and supplying to Owner the project materials described in Section 2.01 to allow Owner to make a determination whether to proceed with acquisition by Owner of the Site. The Site Approval Fee shall have been earned (but not paid except pursuant to Section 3.05) upon Owner's approval of the Site and the proposed Facility. By Owner's execution hereof, the Site and Facility have been approved.

        3.03 Development Guaranty Fee. The Development Guaranty Fee shall equal one percent (1%) of the total budgeted Project Costs of the Facility (other than land acquisition costs). The Development Guaranty Fee shall compensate Developer for providing Owner with the completion guaranty set forth in Section 2.07. The Development Guaranty Fee shall be deemed to have been earned (but not paid except pursuant to Section 3.05) over the course of construction of the Project.

        3.04 Development Services Fee. The Development Services Fee shall equal two and one-half percent (2.5%) of the total budgeted Project Costs of the Facility (other than land acquisition costs). The Development Services Fee shall compensate Developer for the design and construction management services provided Owner pursuant to Section 2.05 of this Agreement. The Development Services Fee shall be deemed to have been earned (but shall not be paid except pursuant to Section 3.05) over the course of construction of the Project.

        3.05 Payment of the Fees. The Zoning Fee, Site Approval Fee, Development Guaranty Fee and the Development Services Fee are hereinafter collectively referred to as the "Development Fees." Notwithstanding anything to the contrary set forth in this Agreement, the Development Fees shall be paid by Owner to Developer as follows:

                (a) Seventy percent (70%) of the Development Fees (the "First Portion") will be paid over the period beginning with the commencement of construction to the issuance of the Certificate of Occupancy for the Facility (such period being hereinafter referred to as the "Construction Period") monthly, on a percentage of completion basis. If, as of the date of execution of this Agreement, the Construction Period has commenced and the Facility is partially complete, then Owner shall make payment upon execution of this Agreement of the appropriate percentage of the First Portion of the Development Fees. Percentage of completion shall be determined by the amount of Project Costs incurred as of the end of each calendar month as a percentage of total Project Costs. Subsequent payments of the First Portion of the Development Fees shall be paid monthly by Owner to Developer within fifteen (15) days after Owner's receipt of evidence of percentage of completion.

                (b) The remaining thirty percent (30%) of the Development Fees (the "Second Portion") shall be paid at such time as the occupancy level of the Facility equals twenty percent (20%) or greater on a resident basis for one (1) calendar month. Developer shall provide Owner with reasonably satisfactory evidence that such occupancy level has been obtained. Owner shall make payment of the Second Portion within fifteen
        (15) days after receipt of such evidence.

        3.06 Financing Fee. As compensation for services rendered in connection with Developer's negotiating and obtaining the Loan (as described in Recital C above), Developer shall be entitled to receive a fee (the "Financing Fee") in the amount of one percent (1%) of the maximum loan amount committed to by the Construction Lender. The Financing Fee shall be earned and shall be payable in full upon closing of the Loan with the Construction Lender. If Developer retains any third party broker to assist Developer in obtaining the Loan, such third party broker shall be paid by Developer out of the Financing Fee. Any fees payable to the Construction Lender directly shall be at Owner's cost.

        3.07 Cost Reimbursement. Upon execution hereof, Developer shall be entitled to reimbursement of its out-of-pocket expenses incurred in acquiring the Site (prior to the date of this Agreement) and in the development of the Project and paid to third parties, in accordance with the Development Budget and as approved by the Construction Lender. The foregoing shall not include Developer's own personnel and overhead, except that Owner has reimbursed Developer for certain in house costs of Developer incurred in pursuing and acquiring the Site.

        3.08 Right of Offset. If Developer fails to perform Developer's obligations under Section 2.07, and such failure continues for ten (10) days after written notice thereof by Owner to Developer, without limiting any other rights and remedies of Owner for such failure, Owner shall be entitled to offset any Development Fees coming due against Developer's obligations. In addition, notwithstanding that Developer may have fully performed its services with respect to a particular fee hereunder, Owner shall have no obligation to make any further payments of the Development Fees unless and until the requirements for payment thereof shall have been met.

                                   ARTICLE IV
                                   TERMINATION

        4.01 Termination for Default. If Developer shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Developer, and such failure shall continue
(i) for a period of twenty (20) business days after Developer receives written notice from Owner specifying the default in case of monetary defaults or (ii) for a period of thirty (30) days after Developer receives written notice from Owner in the case of non-monetary defaults (provided, however, that if such non-monetary default cannot be cured within such thirty (30) day period, then Developer shall be entitled to such additional time as shall be reasonable, provided Developer is capable of curing same, has promptly proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion; and provided further, that in no event shall such additional time exceed one hundred eighty (180) days for any non-monetary default), an "Event of Default" shall exist, and Owner may, at the expiration of such applicable cure period, cancel and terminate this Agreement upon five (5) days' written notice. Upon any such termination by Owner due to Developer's default, Owner shall be entitled to pursue all its legal rights and remedies.

        4.02 Bankruptcy of Either Party. If either Owner or Developer shall cease to exist, for any reason, during the term of this Agreement, or in the event a petition in bankruptcy, arrangement or reorganization is filed by or against either of them and such petition is not dismissed within sixty (60) days, or if either or them shall make an assignment for the benefit of creditors or take advantage of any insolvency law, the same shall be an Event of Default and the other of them may forthwith terminate this Agreement. Owner shall also have the right to terminate this Agreement if Developer's affiliate is removed as the Managing Member of Owner.

        4.03 Suspension of Performance. If development of the Facility contemplated under this Agreement is suspended for any reason described in
Section 8.04 below, then upon written notice by Owner to Developer (the "Notice of Suspension"), Owner may suspend Developer's performance of its obligations under this Agreement for a period of ninety (90) days. Owner may terminate such suspension and re-commence development of the Facility by written notice to Developer whereupon Developer shall re-commence performing its obligations under this Agreement within thirty (30) days of receipt of such notice.

        4.04 Additional Defaults by Developer. Developer shall be deemed to be in default under this Agreement (an "Event of Default") in the event of any of the following:

        (a) the misappropriation of Owner's funds by Developer or one of its Affiliates and their respective employees, unless such funds are returned within thirty (30) days after (i) any one of the General Counsel, Controller, Treasurer, Chief Financial Officer, or President of Developer have actual knowledge of such misappropriation and have quantified the amount thereof; or
(ii) Owner has given written notice to Developer of such appropriation and the amount to be restored, if known by Owner.

        (b) any fraudulent act by Developer or one of its Affiliates and their respective employees affecting the Owner or its assets or the Facility that is not promptly dealt with by Developer after receipt of written notice specifying the alleged act in a manner satisfactory to Owner.

        (c) the gross negligence or willful misconduct or Developer, with respect to its duties and obligations under this Agreement which remains uncured for ten (10) business days after written notice thereof.

        (d) the occurrence of an event of default under the Loan (or any replacement thereof) caused by the acts or omissions of Developer or any Affiliate of Developer.

        (e) upon any Prohibited Change of Control (as defined in Section 8.24).

        (f) upon the occurrence of any of the events specified in Section 2 of the Master Agreement.

        4.05 Default by Owner. Owner shall be deemed to be in default hereunder under this Agreement (an "Event of Default") in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner and such failure shall continue (i) for a period of twenty (20) business days after written notice thereof by Developer to Owner in case of monetary defaults or (ii) for a period of thirty (30) days after written notice thereof by Developer to Owner in the case of non-monetary defaults; provided, however, if such default cannot be cured within such thirty (30) day period, then Owner shall be entitled to such additional time as shall be reasonable, provided that Owner is capable of curing same, has promptly proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time to cure non-monetary defaults exceed ninety (90) days.

        4.06 Remedies of Owner. Upon an Event of Default by Developer as specified in this Agreement and expiration of any applicable cure period provided by this Agreement, Owner shall be entitled to terminate this Agreement effective immediately, to remove Developer from the development of the Facility, and replace Developer with a substitute Developer and otherwise to exercise all its rights at law or in equity.

        4.07 Remedies of Developer. Upon Event of Default by Owner as specified in this Agreement and the expiration of any applicable cure period provided by this Agreement, Developer shall be entitled to terminate this Agreement effective immediately, and to exercise all of its rights at law or in equity.

        4.08 No Waiver of Default. The failure of Owner or Developer to seek remedy for any violation of, or to insist upon the strict performance of, any term or condition of this Agreement shall not prevent a subsequent act by Owner or Developer which would have originally constituted a violation of this Agreement by Owner or Developer, from having all the force and effect of an original violation. Owner or Developer may waive any breach or threatened breach by Owner or Developer of any term or condition herein contained. The failure by Owner or Developer to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that Owner or Developer may have at law, in equity or otherwise for any breach of any term or condition of this Agreement shall be distinct, separate and cumulative rights and remedies and no one of them, whether or not exercised by Owner or Developer, shall be deemed to be in exclusion of any right or remedy of Owner or Developer.

        4.09 Interest. Upon the failure of either party to make any payment required to be made in accordance with the terms of this Agreement as of the due date which is specified in this Agreement, the amount owed to the non-defaulting party shall accrue interest at the greater of (i)

14% or (ii) the Prime Rate (defined below) plus 5% (but not greater than the highest rate permitted by applicable law), from and after the date on which such payment was originally due to the non-defaulting party until such payment is made. As used herein, "Prime Rate" means the "prime rate" as published in the "Money Rates" section of The Wall Street Journal; however, if such rate is, at any time during the Term, no longer so published, the "Prime Rate" means the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a "prime rate."

        4.10 Procedure on Termination. If this Agreement is terminated due to an Event of Default by Developer, Developer shall be compensated for its services only through the date of termination after deducting therefrom damages incurred by Owner as a result of Developer's default. If Developer is entitled to any payment pursuant to Section 6 of the Master Agreement, then no termination hereof shall be effective without the payment in full of such payment. Further, in the event of such termination, both parties shall fully cooperate with one another to ensure a smooth transition of development and construction. Upon termination of this Agreement, Developer will deliver to Owner the following with respect to the Facility:

                (i) A final accounting, reflecting the status of construction of the Facility as of the date of termination, to be delivered as soon as reasonably possible but not later than thirty (30) days after such termination;

                (ii) Any balance of monies of Lender or Owner deposits, or both, held by Developer with respect to the Facility, to be delivered as soon as reasonably possible, but not later than 30 days after such termination;

                (iii) All records, contracts, files, receipts for deposits, unpaid bills and other papers, documents or computer disks or information which pertain in any way to the Facility to be delivered as soon as reasonably possible, but not later than 30 days after such termination; and

                (iv) Developer shall cooperate reasonably in all respects to achieve a transfer of any license and/or certificate (or to obtain a new license and/or certificate, if necessary) required in connection with the development and construction of the Facility, but shall not be required to incur any monetary expenditures in connection therewith (unless Owner agrees to reimburse Developer for the same).

        Developer shall use good faith, diligent efforts to deliver all of foregoing as soon as reasonably possible.

                                    ARTICLE V
                                    INSURANCE

        5.01 Insurance. Developer shall maintain a program of insurance coverage in compliance with the requirements of Exhibit E or as may from time to time be required by Owner.

        5.02 Contractors' Insurance. All service contracts and all subcontracts for the performance of services with respect to the Facility shall require the contracting party to maintain insurance coverage, at such party's expense, consistent with Owner's requirements, which shall reflect the risk management policies of AEW Capital Management, L.P. Developer shall obtain and keep on file a certificate of insurance for each service contract and major subcontract which shows that each such party is so insured. Owner and Developer shall be named as an additional insured with respect to appropriate coverages. Developer shall obtain from each party to a service contract customary indemnification and hold harmless provisions in favor of Owner and Developer.

        5.03 Waiver of Subrogation. If and to the extent that the following provision may be effective without invalidating or making it impossible to obtain insurance, Developer and Owner agree that with respect to any loss or claim which is covered by insurance then carried by either Owner or Developer,
(a) the party carrying such insurance and suffering such loss releases the other party of and from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto and specifically excepting from such release any deductible required to be paid; and (b) their respective insurance companies shall have no right of subrogation against the other or their respective agents, contractors, employees, licensees or invitees on account thereof.

                                   ARTICLE VI
                           RECORDS, PLANS AND REPORTS

        6.01 Maintenance of Records. Developer shall develop and maintain on a current basis a system of accounts and a document filing system with respect to the Facility, which systems shall at all times be in form and substance mutually satisfactory to Owner and Developer, and in compliance with any third party lender requirements. All records shall be maintained at the address specified in this Agreement for notices to Developer or at such other location as may be mutually agreed upon by Developer and Owner. Developer shall establish and maintain controls over accounting and financial transactions reasonably designed to protect Owner's assets from theft, negligence or fraudulent activity on the part of Developer's employees or other agents. Uninsured losses arising from theft, fraud, gross negligence or breach of this Agreement by Developer or Developer's employees shall be borne by Developer in its individual capacity.

        6.02 Owner's Property. Owner acknowledges that the drawings and specifications for the Facility are proprietary to Developer and shall remain Developer's property. If Owner terminates this Agreement due to an Event of Default by Developer, Owner shall have a right to use the drawings and specifications to complete the Facility and to maintain and repair the Facility, but for no other purpose. All other records received or maintained by Developer pursuant to this Agreement are and shall remain the property of Owner and, upon termination or expiration of this Agreement for any reason whatsoever, shall be promptly turned over to Owner, provided that Developer may retain copies of such records so long as Developer shall maintain such records as confidential and shall disclose such records to third parties solely if and to the extent obligated to do so as a matter of law or judicial or administrative order. Each party agrees not to destroy any records or other material records relating to this Agreement for a period of at least three years following termination or expiration of this Agreement, and each such party further agrees to permit the other party to have reasonable access to all such records, including any such access requested in connection with any dispute between the parties.

        6.03 Owner's Audit Rights. Developer shall cooperate with, and at any time make all records available to, Owner and any auditor, independent accountant, agent or other person designated from time to time (but not more frequently than two times per year) by Owner; provided that Owner shall conduct regular auditor's inspections solely during normal business hours and upon ten
(10) business days' prior written notice. Developer shall promptly correct any weaknesses in internal control or errors in recordkeeping as may be identified by audit or otherwise. If any such examination or audit discloses an aggregate overpayment to Developer hereunder in excess of five percent (5%), the cost of such audits and examinations shall be borne by Developer; otherwise, the cost thereof shall be borne by Owner. In addition, Developer shall be subject to examination and audit by the Auditor General of the State of California for a period of three (3) years after the termination of this Agreement. Such examination shall be confined to those matters connected with the performance of this Agreement and shall be performed at the expense of AEW.

                                   ARTICLE VII
                                  BANK ACCOUNTS

        7.01 Deposits. Developer shall open a separate bank account at Bank of America to receive construction draws and make payments in accordance with the cash management procedures set forth on Exhibit G. The account is to be used only for the construction phase after which point tenant receipts flow through the cash structure established by Owner with Manager. Developer will request funding for construction draws which would be approved by Owner and funded directly into the separate account by Owner and Construction Lender. Developer will then pay vendors and the construction company from the Bank of America accounts.

        7.02 Access to Accounts. Through the use of signature cards, authorized representatives of Owner shall have access to all accounts and the contents thereof. Owner shall promptly notify Developer of any withdrawals made by Owner from such-bank accounts. Developer's authority to draw against Owner's Account may be terminated by Owner upon any default by Developer under this Agreement.

        7.03 Costs Payable from Owner's Account.

                (a) Developer shall pay, directly from Owner's Account, all costs incurred in connection with the acquisition, development of the Facility, provided that such costs are incurred pursuant to and authorized by the then current Development Plan (and the Development Budget).

                (b) Developer shall pay directly from Owner's Account, if and to the extent not funded directly by Owner, amounts payable as compensation to Developer under this

Agreement, provided that no such disbursement shall be of that portion of any sums as to which any dispute exists between Owner and Developer of which written notice has been delivered unless and until such dispute is resolved by agreement of Owner and Developer or by appropriate proceedings.

                (c) If any costs are shared with other senior housing facilities being developed or managed by Developer, Manager or any of their Affiliates, whether owned by Affiliates of Owner or other parties, at the request of AEW, Developer shall provide Owner with an analysis, in such detail as AEW may reasonably request, of the formula and methodology employed by Developer in allocating such costs, including a breakdown of corporate overhead costs associated with any such cost, and a statement as to the fairness of the formula and methodology for allocating such costs among the applicable senior housing facilities. Such allocation shall be included in the Development Budget and shall be subject to Owner's audit rights pursuant to Section 6.03, and, as part of any such audit, the Accountants shall review and verify the formula and methodology employed by Developer in allocating such costs, as well as the breakdown of corporate overhead expenses associated with any such shared costs.

        7.04 Overhead Costs. The following expenses and costs (collectively, the "Overhead Costs") incurred by or on behalf of Developer shall be at the sole cost and expense of Developer and shall not be paid from Owner's Account:

        (a) Except as expressly agreed to by Owner, costs incurred by Developer for salary and wages, payroll taxes, workers' compensation, bonus compensation, incentive compensation, retirement plan payments, travel expenses of home office, non-development personnel and other benefits payable to Developer's corporate office employees or divisional or regional supervisor employees (including, without limitation, non-incentive stock option grants and any bonus compensation to such employees);

        (b) Costs incurred by Developer for in-house accounting and reporting systems, software or services, or any pro rata charge thereof, furnished by Developer under this Agreement, as distinguished from third party accounting and reporting costs (as for example, the annual auditing costs of accountants);

        (c) Costs incurred by Developer for forms, papers, ledgers and other supplies, equipment, copying and telephone of any kind used in Developer's office at any location other than the Facility;

        (d) Costs incurred by Developer for political contributions;

        (e) Costs attributable to losses which are covered by the indemnity obligations of Developer pursuant to this Agreement;

        (f) Except as expressly agreed to by Owner, costs incurred by Developer for training and hiring expenses related to corporate office employees or divisional or regional supervisory employees (for example, but not by way of limitation, corporate level support of "Sunrise University" and other corporate level training, services and systems engaged in or utilized by Developer for the purpose of furthering the development of the Facility in accordance with the Sunrise Standards), including but not limited to employment and employment agency fees;

        (g) Costs incurred by Developer for advertising expenses of Developer other than costs of marketing the Facility for lease or occupancy, or costs of employment ads for positions at the Facility;

        (h) Costs incurred by Developer for any in-house risk manager, architect, engineer, accountant or other professional advisor or consultant employed by Developer (as distinct from third parties engaged for the performance of such services);

        (i) Costs incurred by Developer for dues of Developer or any of its employees in professional organizations or for any of Developer's employees participating in industry conventions or meetings (except to the extent included in the Development Budget or as otherwise specifically approved by Owner);

        (j) Any costs and expenses incurred in development of other facilities;

        (k) Any other home office and corporate level expenses not included in a Development Budget.

For purposes of this Section 7.04, "third parties" or "third party" shall in no event include Developer or any Affiliate of Developer.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

        8.01 Standard of Performance. Developer will devote its best efforts to the development of the Facility as contemplated by this Agreement and will act in good faith to cause the completion of the Facility in accordance with the terms and conditions of this Agreement.

        8.02 Proprietary Information. Any and all architectural, structural, engineering or other construction drawings furnished to Owner with regard to the Facilities are the property of Developer. Owner shall not use any such drawings or cause to have any such drawings disseminated to any third party without the written consent of Developer. Owner may deliver a copy of the plans and specifications to a third party purchaser on the express condition that such copy is for information purposes only in the operation and maintenance of this Facility and may not be used in connection with any other project. Without prejudice to any rights and remedies otherwise available to Developer, Developer shall be entitled to equitable relief by way of injunction if Owner breaches this Section 8.02. No failure or delay by Developer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Owner agrees to indemnify Developer for any costs and expenses, including legal expenses, Developer may incur in connection with the enforcement of this Section 8.02.

        8.03 Consent. Any consent, approval or other action required or requested under or in connection with this Agreement shall not unreasonably be withheld or delayed and any request made or direction given hereunder or in connection herewith shall be reasonable, it being the intention and expectation of Owner and Developer that neither shall be capricious or arbitrary under or in connection with this Agreement. Any determination of reasonableness under this Section shall be made in light of the objectives of Owner, which objectives include, without limitation, the development of the Facility as a first class building and the operation of the Facility as a high quality assisted living community.

        8.04 Force Majeure. With respect to any services to be furnished or obligations to be performed hereunder, no party shall ever be liable for failure to furnish or perform the same when prevented from doing so by Acts of God, strike, lockout or labor unrest (unless caused by Developer's actions), explosion, sabotage, accident, order or regulation of or by any governmental authority, or because of war (declared or undeclared), acts of terrorism, riot, civil commotion or other emergency; provided, however, that the lack of financial resources shall never be excused.

        8.05 Assignment and Subcontract. Except as specifically provided in this Agreement, neither Owner nor Developer may assign any of its rights or delegate any of the obligations specified in this Agreement without the prior written consent of the other party. Developer may not subcontract any of its obligations under this Agreement, except to its Affiliates, without the prior written consent of Owner. Notwithstanding any such subcontracting permitted or approved hereunder, Developer will remain primarily liable for the performance of its obligations under this Agreement.

        8.06 Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, legal representatives and heirs, but nothing contained in this Section shall be deemed to constitute a consent to any assignment otherwise restricted by this Agreement.

        8.07 Indemnification. Developer will defend, indemnify and hold Owner (and any Affiliate of Owner and its respective members, employees and agents) harmless from and against any claims, losses, expenses, costs, suits, actions, proceedings, damages, demands or liabilities (including, without limitation, engineers' and attorneys' fees and expenses, and costs of litigation) that are asserted against or sustained or incurred by them and arising under or in connection with (a) Developer's breach of this Agreement, (b) legal actions or regulatory violations arising from Developer's breach of this Agreement or Developer's negligence, gross negligence, fraud, or willful misconduct, (c) the placing, discharge, leakage, use and/or storage of hazardous or regulated materials at, in or beneath the Facility by Developer or its Affiliates or their respective agents, employees, contractors or representatives in violation of any legal requirements, or (d) Developer's negligence, gross negligence, willful misconduct or fraud in developing the Facility. The scope of the foregoing indemnities includes any and all costs and expenses incurred in connection with any proceedings to defend any indemnified claim, or to enforce the indemnity, or both. Owner will defend, indemnify, and hold Developer harmless, from and against any and all claims, expenses, losses, costs, suits, actions, proceedings, demands, or liabilities that are asserted against, or sustained or incurred by Developer in the proper performance of Developer's duties under this Agreement or otherwise while acting properly within the scope of the agency established by the parties to this Agreement, other than for matters for which Developer is required to indemnify Owner pursuant to this Section. Recovery upon an indemnity contained in this Agreement shall be reduced dollar-for-dollar by any applicable insurance collected by Owner or Developer. For purposes of this Section 8.07, any member, manager, partner, employee and agent of each named entity shall be deemed an Affiliate of that entity. This Section 8.07 shall survive the termination of this Agreement.

        8.08 Modification. Except as otherwise provided herein, neither this Agreement nor any provision hereof can be modified, changed, discharged, extended or terminated except by an instrument in writing executed by the party against whom enforcement is sought. Any such modification, change, discharge, extension or termination must receive the prior consent of the Construction Lender until full repayment of the Loan.

        8.09 Waiver. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein on one or more occasions shall not be deemed a waiver of such terms, covenants or conditions nor shall such failure impose any obligation to provide notice that strict compliance will be expected in the future, nor shall nay waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

        8.10 Notices. All notices, demands, consents, approvals, and requests given by either party to the other hereunder shall be in writing and shall be sent by hand, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

Owner:                AL U.S./Studio City Senior Housing, L.P.
                      c/o Sunrise Assisted Living Investments, Inc.
                      7902 Westpark Drive
                      McLean, Virginia 22102
                      Attention:  Daniel B. Gorham, Executive Vice President
                      Facsimile:  (703) 744-1645

Copy to:              AEW Capital Management, L.P.
                      Two Seaport Lane
                      Boston, MA  02110-2021
                      Attention:  Asset Manager-AEW Senior Housing Company, LLC
                      Facsimile:  (617) 261-9555
and a copy to:        Hale and Dorr, LLP
                      60 State Street
                      Boston, MA  02109
                      Attention:  Joseph J. Christian, Esq.
                      Facsimile:  (617) 526-5000

Developer:            Sunrise Development, Inc.
                      7902 Westpark Drive
                      McLean, Virginia 22102
                      Attn:  Legal Department
                      Facsimile:  (703) 744-1885

Copy to:              Wayne G. Tatusko, Esquire
                      Watt, Tieder & Hoffar, L.L.P.
                      7929 Westpark Drive, Suite 400
                      McLean, Virginia  22102
                      Facsimile:  (703) 356-5388

or to such other address and to the attention of such other person as either party may from time to time designate in writing. Notices shall be effective upon receipt. Refusal to accept delivery shall constitute receipt.

        8.11 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.

        8.12 Governing Law. To the maximum extent the parties hereto may lawfully agree, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to conflict of laws principles, and shall be enforced in the state and federal courts located in the Commonwealth of Virginia. Each of the parties to this Agreement submits to the jurisdiction of the courts of that state and agrees that process may be served upon it by registered or certified mail addressed as provided in Section 5.10.

        8.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same document.

        8.14 Mediation. The parties agree that any disputes arising hereunder shall be submitted to non-binding mediation in accordance with the rules of the American Arbitration Association prior to the commencement of litigation by either party. Any applicable statute of limitation or repose shall be tolled from the date of filing of the request for mediation with the American Arbitration Association until ten (10) days after the mediation is concluded.

        8.15 Costs of Dispute. In any legal action or proceeding arising out of this Agreement, the successful or prevailing party or parties therein shall be entitled to recover from the other party or parties reasonable attorney's fees and other costs incurred in that action or proceeding, including those related to appeal of any such action. Such recovery of attorney's fees and costs shall be in addition to any other relief to which the successful or prevailing party or parties may be entitled. A party shall be deemed to prevail if an action or proceeding commenced against it is dismissed or non-suited, whether voluntarily or involuntarily.

        8.16 No Liens. Developer acknowledges that this Agreement is not intended and shall not be interpreted to afford Developer any right, title or interest in the Facility. In the event of any dispute between Owner and Developer relating to this Agreement, Developer shall in no event place any lien or notice of lis pendens against the Facility or portion thereof. If and to the extent that Developer would have possessed any such rights to lien or lis pendens, Developer, as a material inducement to Owner to enter into this Agreement, hereby unconditionally, irrevocably and absolutely releases and waives such rights.

        8.17 Confidentiality.

                (a) Developer and Owner agree that the terms of this Agreement, any other agreements entered into in connection with the transactions contemplated hereby are confidential and shall not be disclosed to any other party without the prior written consent of both Developer and Owner, provided, however, that either party may disclose the existence and/or terms and conditions of this Agreement if so required by law, or applicable regulation, so long as such party first provides a copy of any written request for disclosure to the other party and consults with such other party with respect to the content of the disclosure.

                (b) Developer agrees to maintain the confidentiality of all information contained in the Facility records. Developer may, however, disclose any of such information to its agents, directors, officers, employees, agents, consultants, advisors, attorneys, affiliates or representatives who require such information for the purpose of performing or assisting in the performance of Developer's services under this Agreement, provided that such parties shall be informed of the confidential nature of such information. Developer may also disclose any such information to the extent required by law or court order provided that Developer shall have first, to the extent reasonably practicable, advised Owner of the requirement to disclose such information and shall have afforded Owner an opportunity to dispute such requirement and seek relief therefrom by legal process. The provisions of this Section 8.17 shall survive the expiration or termination of this Agreement.

        8.18 Cooperation. Should any claim, demand, suit or other legal proceeding be made or instituted by either party which arises out of any of the matters relating to this Agreement, each party shall give the other all pertinent information possessed by such party and reasonable assistance in the defense or other disposition thereof.

        8.19 Remedies. Each of the parties recognizes and agrees that the remedies at law for any breach of the provisions of this Agreement would be inadequate and that the other party shall, in addition to such other remedies as may be available at law or in equity or as provided in this Agreement, be entitled to injunctive relief, to require an accounting and to enforce its rights by an action for specific performance, all to the fullest extent permitted by applicable law.

        8.20 Entire Contract. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

        8.21 Headings. Headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

        8.22 Time of Essence. Time is of the essence in the performance of each provision of this Agreement.

        8.23 Litigation Expenses. If either party should bring an action or proceeding (including, without limitation, any cross-complaint, counter-claim or third party claim) against the other party by reason of the breach of the terms of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its reasonable costs and attorneys' fees from the other party. If any party to this Agreement is required to initiate or defend litigation with any third party because of the material violation by the other party of any term of this Agreement and such litigating party is the prevailing party, then the party so litigating shall be entitled to recover reasonable costs and attorneys' fees from the violating party.

        8.24. Change of Control.

        (a) A "Change of Control" of Developer shall be deemed to occur if, at any time after the date hereof, (i) any individual or entity, or its heirs, successors or assigns (a "Person") (or one or more Persons acting in concert as a group) acquires (A) more than fifty percent (50%) of the outstanding capital stock of Sunrise Assisted Living, Inc. ("SALI"), SALII, Developer or Sunrise Assisted Living Management, Inc. ("SALMI") or (B) such percentage of the outstanding capital stock of SALI, SALII, Developer or SALMI or such other rights as would entitle such Person (or such group) to appoint a majority of the board of SALI, SALII, Developer or SALMI and such Person or group actually exercises such right and elects a majority of the board members who were not members prior to such time; (ii) a merger, exchange, consolidation, recapitalization or other business combination (a "Business Combination") occurs in which the holders of the outstanding capital stock of SALI, SALII, Developer or SALMI immediately prior to such Business Combination, disregarding for such purposes any holders who are affiliates of another party to the Business Combination or acting in concert as a group with such other party, own less than fifty-one percent (51%) of the aggregate equity interests of the surviving entity or own less than fifty-one percent (51%) of the voting securities (determined on the basis of number of votes per security) immediately following such Business Combination; or (iii) all or substantially all of the assets of SALI, SALII, Developer or SALMI are sold or otherwise disposed of, directly, indirectly, voluntarily, involuntarily, by operation of law or otherwise; provided, however, that a sale by SALI, SALII, Developer or SALMI of their real estate assets shall not be considered a Change of Control if SALI, SALII, Developer, SALMI or an entity of which SALI, SALII, Developer or SALMI owns not less than fifty-one percent (51%) of the aggregate equity interests or not less than fifty-one percent (51%) of the voting securities (determined on the basis of number of votes per security) retains management of such real estate assets for a term not less than ten (10) years.

        (b) A "Permitted Change of Control" is a Change of Control (i) which occurs after December 31, 2003, and (ii) pursuant to which any applicable Person (or Persons) acquiring the stock of SALI, SALII, Developer or SALMI under
Section 8.24(a)(i), the surviving entity of any applicable Business Combination under Section 8.24(a)(ii), or the Person which purchases all or substantially all of the assets of SALI, SALII, Developer or SALMI under Section 8.24(a)(iii) (each such Person being referred to herein as the "New Entity") satisfies all of the following requirements:

                (i) The tangible net worth of the New Entity, computed in accordance with GAAP, as of the date of the Change of Control is not less than the greatest of (A) the tangible net worth of SALI, SALII, Developer and/or SALMI, as the case may be, as of the date hereof, (B) the tangible net worth of SALI, SALII, Developer and/or SALMI as the case may be, on the day prior to the date of the Change of Control, and (C) $250,000,000;

                (ii) Neither the New Entity nor any Person directly or indirectly controlling the New Entity, or any of the New Entity's operational subsidiaries shall, at any time (A) have filed a petition in bankruptcy or sought the protection of any bankruptcy or similar insolvency laws, or had a petition under any bankruptcy or creditors rights laws filed against it; (B) had any assisted living/dementia care or skilled nursing license or certification denied or revoked by any governmental authority due to any actual or alleged fault or failure by, or the negative reputation of, the New Entity or any of its Affiliates; (C) have paid on three (3) or more occasions during any period of five (5) consecutive years prior to the occurrence of the Change of Control any fine, penalty or sanction in excess of $10,000 each to one or more governmental authorities having jurisdiction with respect to licenses or certifications to operate assisted living/dementia care or nursing home facilities or under any Medicare, Medicaid or third party payor program (D) been found to have been grossly negligent or reckless or to have committed willful or intentional misconduct in any lawsuit alleging any wrongdoing by the New Entity or any of its Affiliates or any of their respective employees relating to assisted living/dementia care or skilled nursing care, or (E) been found to have been liable in three (3) or more lawsuits alleging any wrongdoing by the New Entity or any of its Affiliates or any of their respective employees relating to assisted living/dementia care of skilled nursing facilities for any reason other than gross negligence, willful misconduct or recklessness;

                (iii) The New Entity, or its operational subsidiary or subsidiaries, shall (A) be licensed or certified for the operation of assisted living/dementia care facilities in each state in which the Properties are located as of the date of the Change of Control, and (B) have at least five (5) years experience in, the operation of a substantial number of assisted living/dementia care facilities located in metropolitan markets substantially similar to the Facility and the Other Facilities; and

                (iv) The New Entity or its operational subsidiary or subsidiaries must have in place or adopt as of the date of the Change of Control, hiring, training and quality assurance programs and operating and management standards that are equivalent to or higher in quality than the Sunrise Standards in effect as of the date hereof.

        (c) A "Prohibited Change of Control" shall mean any Change of Control other than a Permitted Change of Control.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first above written.

WITNESS:         OWNER:

                 AL U.S./Studio City Senior Housing, L.P., a California limited partnership

                 By: AL California GP, LLC, a Delaware limited liability company, its General Partner

                       By: AL U.S. POOL ONE, LLC, a Delaware limited liability company, its Sole Member


                       By:  AL U.S. Development Venture, LLC, its sole member

                            By: Sunrise Assisted Living Investments, Inc., Managing Member

                             By: /s/ Daniel B. Gorham
----------------                 ---------------------
                                 Daniel B. Gorham, Vice President

                        By:  AEW Senior Housing Company, LLC, Member

----------------             By:  Seaport Senior Housing Management, LLC, its
                                  Managing Member

                                 By: /s/ Christopher A. Kazantis
                                     ---------------------------
                                     Christopher A. Kazantis, Vice President

                     DEVELOPER:

                     Sunrise Development, Inc., a Virginia corporation

                     By: /s/ Daniel B. Gorham
----------------         --------------------
                         Daniel B. Gorham, Executive Vice President

                                     JOINDER

        The undersigned Sunrise Assisted Living, Inc. hereby joins this Agreement for the purpose of guaranteeing the payment and performance by the Owner of its obligations and liabilities hereunder.

                                 SUNRISE ASSISTED LIVING, INC., a Delaware
                                 Corporation

                                 By: /s/Christian B.A. Slavin
                                    -------------------------
                                 Name: Christian B.A Slavin
                                      ---------------------
                                 Title: Exective Vice President
                                       ------------------------


                                  EXHIBIT LIST

               Exhibit A - Description of Real Property
               Exhibit B - [Intentionally Omitted]
               Exhibit C - Development Budget
               Exhibit D - CalPERS Responsible Contractor Program Policy Exhibit E - Insurance Requirements
               Exhibit F - Progress Schedule
               Exhibit G - Cash Management Structure
               Exhibit H - Reports